Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-254996) and Form S-8 (Nos. 333-273269, 333-252188, 333-203867, 333-215662 and 333-234728) of Hepion Pharmaceuticals, Inc. (the Company) of our report dated April 10, 2023, except for Note 2, as to which the date is April 16, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.
Woodbridge, New Jersey
April 16, 2024